Exhibit 10.1

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is entered into as of November 2, 2016 (the “Restatement Date”), by and between SURMODICS, INC., a Minnesota corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).  Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Revolving Line of Credit Note (as defined below).

RECITALS

WHEREAS, Borrower and Bank are parties to a Credit Agreement dated as of November 4, 2013 (as amended, restated, supplemented and otherwise modified from time to time before the Restatement Date, the “Existing Credit Agreement”); and

WHEREAS, Borrower and Bank have agreed to amend and restate the Existing Credit Agreement on the terms and conditions contained herein.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

ARTICLE I.
CREDIT TERMS

SECTION 1.1.        LINE OF CREDIT.

(a)            Line of Credit.  As of the Restatement Date, the aggregate outstanding principal amount of all advances made under the “Line of Credit” as defined in the Existing Credit Agreement (the “Existing Revolving Loans”) and the unpaid accrued interest and fees thereon (the “Existing Revolving Interest and Fees”) are set forth on Schedule 1.1.  Subject to the terms and conditions hereof and in reliance on the representations and warranties of Borrower herein, each of the parties hereto agrees that the Existing Revolving Loans shall be, from and following the Restatement Date, continued and reconstituted as Revolving Loans and any Existing Revolving Interest and Fees not repaid on the Restatement Date shall be due and payable under this Agreement; provided that all such Existing Revolving Interest and Fees shall accrue at the rates set forth in the Existing Credit Agreement prior to the Restatement Date.  Subject to the terms and conditions of this Agreement and the Revolving Line of Credit Note, Bank hereby agrees to make advances (“Revolving Loans”) to Borrower in one or more Core Currencies and Non-Core Currencies from time to time up to and including November 2, 2019, and, except as set forth in Section 1.1(d), not to exceed at any time the aggregate principal amount of Thirty Million Dollars ($30,000,000) (“Line of Credit”), the proceeds of which shall be used for general corporate purposes, including working capital, capital expenditures, Permitted Acquisitions and stock repurchases.  Borrower’s obligation to repay advances under the Line of Credit shall be evidenced by a promissory note dated as of the Restatement Date (“Revolving Line of Credit Note”), all terms of which are incorporated herein by this reference.

(b)            Borrowing and Repayment.  Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Revolving Line of Credit Note; provided however, that the total outstanding borrowings under the Line of Credit and the Dollar Equivalent thereof shall not at any time exceed the maximum principal amount available thereunder, as set forth above and subject to Section 1.1(d).  If, at any time, the outstanding borrowings under the Line of Credit or the Dollar Equivalent thereof exceed the maximum amount permitted under this Section 1.1, Borrower shall promptly pay to Bank in cash such excess.  All written requests for advances under the Line of Credit shall be made by delivering to Bank a notice of borrowing substantially in the form of Exhibit A attached hereto (the “Notice of Borrowing”) in accordance with the terms and conditions set forth in clause (b) under the heading “Interest” in the Revolving Line of Credit Note.

(c)            Termination or Reduction of Line of Credit.  Borrower shall have the right, upon not less than three (3) business days’ notice to Bank, to terminate the Line of Credit or, from time to time, to reduce the amount of the Line of Credit; provided that no such termination or reduction of the Line of Credit shall be permitted if, after giving effect thereto and to any prepayments of borrowings made on the effective date thereof, outstanding borrowings under the Line of Credit and the Dollar Equivalent thereof would exceed the aggregate principal amount of the Line of Credit.  Any such reduction shall reduce permanently the Line of Credit then in effect.

(d)            Increase Option.  Borrower may from time to time request, and Bank may, in its sole discretion agree, to increase the Revolving Line of Credit in each case in minimum increments of $5,000,000 or such lower amount as Borrower and Bank agree upon, so long as, after giving effect thereto, the aggregate amount of such increases does not exceed $20,000,000.  Increases created pursuant to this Section 1.1(d) shall become effective on the date agreed by Borrower and Bank.  Notwithstanding the foregoing, no increase in the Revolving Line of Credit shall become effective under this paragraph unless, (i) on the proposed date of the effectiveness of such increase, (A) the conditions set forth in Section 3.2 shall be satisfied or waived by Bank and Bank shall have received a certificate to that effect dated such date and executed by an authorized officer of Borrower and (B) Borrower shall be in compliance (on a pro forma basis reasonably acceptable to Bank giving effect to any borrowings proposed or contemplated on any such increased amount) with the covenants contained in Section 4.9 and (ii) Bank shall have received documents consistent with those delivered on the Restatement Date as to the corporate power and authority of Borrower to borrow hereunder after giving effect to such increase, as well as such documents as the Bank may reasonably request (including, without limitation, customary opinions of counsel in substantially the form provided on the Restatement Date, affirmations of Loan Documents and updated financial projections, reasonably acceptable to Bank).

SECTION 1.2.        INTEREST/FEES.

(a)            Interest.  The outstanding principal balance hereunder shall bear interest at the rate of interest set forth in and calculated in accordance with the Revolving Line of Credit Note or other instrument or document executed in connection herewith or therewith.

(b)            Unused Commitment Fee.  Borrower shall pay to Bank a fee equal to 0.15% per annum (computed on the basis of a three hundred sixty (360) day year, actual days elapsed) on the average daily unused amount of the Line of Credit, which fee shall be calculated on a quarterly basis by Bank and shall be due and payable by Borrower in arrears on the last day of each fiscal quarter.

SECTION 1.3.        COLLECTION OF PAYMENTS.  Borrower authorizes Bank to collect all principal, interest and fees due under this Agreement by charging Borrower’s deposit account with account number 1027504, or any other deposit account maintained by Borrower with Bank, for the full amount thereof.  Should there be insufficient funds in any such deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

SECTION 1.4.        EXCHANGE RATES.

Bank shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Revolving Loans denominated in Alternative Currencies.  Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur.  Except for purposes of financial statements delivered by Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by Bank from time to time.

As used herein and in the other Loan Documents:

“Alternative Currency” means any currency other than Dollars.

“Dollar Equivalent” means at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by Bank at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Revaluation Date” means (a) with respect to any Revolving Loan, each of the following (i) each date of a borrowing of a Revolving Loan that bears interest at a rate based on LIBOR or the Base Rate denominated in an Alternative Currency, (ii) each date of a continuation of a Revolving Loan that bears interest at a rate based on LIBOR or the Base Rate denominated in an Alternative Currency, and (iii) such additional dates as Bank shall determine.

“Spot Rate” for a currency means the rate determined by Bank to be the rate quoted by the person or entity acting  in such capacity as the spot rate for the purchase by such person or entity of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. Minneapolis time on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that Bank may obtain such spot rate from another financial institution designated by Bank if the person or entity acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

SECTION 1.5.        COLLATERAL.

As security for all indebtedness and other obligations of Borrower to Bank, Borrower hereby grants to Bank security interests of first priority (subject to Permitted Liens) in all Borrower’s personal property (other than Intellectual Property), as more fully described in that certain Security Agreement (the “Collateral”) between Borrower and Bank dated as of November 4, 2013 (as amended, restated, supplemented, reaffirmed, or otherwise modified from time to time, the “Security Agreement”).

All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements, and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank.  Borrower shall pay to Bank immediately upon demand the full amount of all reasonable charges, costs and expenses (to include fees paid to third parties and all allocated costs of Bank personnel), expended or incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of appraisals, and audits.

SECTION 1.6.        SUBORDINATION OF DEBT.  All Indebtedness and other obligations of Borrower to any other creditor shall either be (i) “Permitted Indebtedness” (other than Indebtedness described in clause (iv) of such definition), (ii) unsecured or (iii) subordinated in right of repayment to all indebtedness and other obligations of Borrower to Bank, as evidenced by and subject to the terms of subordination agreements in the case of either (ii) or (iii) on terms and in form and substance satisfactory to Bank.

SECTION 1.7.        GUARANTIES.  The payment and performance of all Indebtedness and other obligations of Borrower to Bank hereunder shall be guaranteed jointly and severally by all present and future Material Subsidiaries which guaranties shall be secured by unconditional, continuing pledges and security interests in and to all of the personal property (other than Intellectual Property) of such Material Subsidiaries (any such Material Subsidiary, together with any other guarantors of the Line of Credit and/or any other Indebtedness of Borrower to Bank from time to time, each a “Guarantor” and collectively, “Guarantors”), as evidenced by and subject to the terms of guaranties in form and substance satisfactory to Bank (the “Guaranty” and together with any security agreements, any other documents, instruments and/or agreements necessary to, and executed in connection with, the Guaranty; all in form and substance reasonably acceptable to Bank, collectively the “Guaranty Documents”).  Upon the creation or acquisition of any new Material Subsidiary, Borrower and such Material Subsidiary shall:  (a) promptly notify Bank of the creation or acquisition of such Material Subsidiary, (b) take all such action as may be reasonably required by Bank to cause such Material Subsidiary to guarantee the obligations of Borrower hereunder and grant such pledges and security interests in all of its personal property (other than Intellectual Property) to secure payment and performance of such obligations, and (c) take all such action as may be reasonably required by Bank to grant and pledge to Bank a first-priority security interest in the stock or other equity interests of, and any indebtedness owing from, such Material Subsidiary.  The foregoing shall not apply to a Foreign Subsidiary; provided, however, Borrower shall cause each Material Subsidiary that directly holds the equity interests of any first-tier Foreign Subsidiary to deliver to Bank security documents pledging sixty-five percent (65%) of the total outstanding voting capital stock of such first-tier Foreign Subsidiary held by such Material Subsidiary.

As used herein, “Subsidiary” is, as to any person or entity, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such person or entity.

As used herein, “Material Subsidiary” means as of the last day of each of month, any of Borrower’s direct or indirect Subsidiaries with consolidated assets of at least five percent (5.00%) of the total consolidated assets of Borrower and each of its Subsidiaries.

As used herein, “Foreign Subsidiary” means any Subsidiary not organized under the laws of any political subdivision of the United States.

ARTICLE II.
REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.

SECTION 2.1.        LEGAL STATUS.  Borrower is a corporation, duly organized and existing and in good standing under the laws of Minnesota, and each of its Material Subsidiaries is duly organized and existing in good standing under the laws of its respective jurisdiction of organization, formation or incorporation, as applicable, and the Borrower and each Material Subsidiary is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required and the failure to so qualify or to be so licensed could have a material adverse effect on Borrower or such Material Subsidiary (taken as a whole).

SECTION 2.2.        AUTHORIZATION AND VALIDITY.  This Agreement and each promissory note, contract, instrument and other document required hereby or at any time hereafter delivered to Bank in connection herewith, including, but not limited to, that certain Master Agreement by and between Borrower and Bank, in form and content acceptable to Bank dated such date as Borrower and Bank mutually agree after the Restatement Date (as the same may be amended, replaced, restated, supplemented or otherwise modified from time to time, together with all supplements, trade confirmations, schedules, credit support annexes and other related agreements, the “ISDA”) and any other note, contract, instrument or document (including any other documentation related to hedge transactions between Borrower and Bank) between Borrower and/or any Material Subsidiary and Bank (collectively, the “Loan Documents”) have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower and such Material Subsidiaries, as applicable, or the party which executes the same, enforceable in accordance with their respective terms.

SECTION 2.3.         NO VIOLATION.  The execution, delivery and performance by Borrower and each of its Material Subsidiaries of each of the Loan Documents to which they are a party do not violate any provision of any law or regulation, or contravene any provision of the Articles of Incorporation or By-Laws of Borrower or the applicable constituent documents of any Material Subsidiary party thereto, or result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower or such Material Subsidiary is a party or by which Borrower or such Material Subsidiary may be bound, except to the extent that any such breach or default could not reasonably be expected to have a material adverse effect on Borrower or such Material Subsidiary (taken as a whole).

SECTION 2.4.        LITIGATION.  Except as disclosed on the Perfection Certificate, there are no pending, or to the best of Borrower’s knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could have a material adverse effect on the financial condition or operation of Borrower or its Material Subsidiaries (taken as a whole) other than those disclosed by Borrower to Bank in writing prior to the date hereof or after the date hereof pursuant to Section 4.8.

SECTION 2.5.        CORRECTNESS OF FINANCIAL STATEMENT.  The annual consolidated financial statement of Borrower and its Subsidiaries dated for the 2015 fiscal year, and all interim financial statements delivered to Bank since, true copies of which have been delivered by Borrower to Bank prior to the date hereof, (a) are complete and correct and present fairly the financial condition of Borrower and its Subsidiaries as of the date thereof, (b) disclose all material liabilities of Borrower and its Subsidiaries as of the date thereof on a consolidated basis that are required to be reflected or reserved against under U.S. generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) have been prepared in accordance with U.S. generally accepted accounting principles consistently applied.  Since the dates of such financial statements there has been no material adverse change in the financial condition of Borrower and its Subsidiaries (taken as a whole), nor has Borrower nor any of its Subsidiaries mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank or as otherwise permitted by either this Agreement or the Bank in writing.

SECTION 2.6.        INCOME TAX RETURNS.  Borrower has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year, which such assessments or adjustments could be reasonably expected to have a material adverse effect on Borrower or its Material Subsidiaries (taken as a whole) .

SECTION 2.7.         NO SUBORDINATION.  There is no agreement, indenture, contract or instrument to which Borrower or any of its Material Subsidiaries is a party or by which Borrower or any of its Material Subsidiaries may be bound that requires the subordination in right of payment of any of Borrower’s obligations subject to this Agreement, any Material Subsidiaries’ obligations subject to any Loan Document to which they are a party to any other obligation of Borrower or such Material Subsidiary.

SECTION 2.8.        PERMITS, FRANCHISES.  Each of the Borrower and its Material Subsidiaries possesses all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law, except where the failure to so possess would not reasonably be expected to result in a material adverse effect.

SECTION 2.9.        ERISA.  Borrower and its Subsidiaries are each in compliance with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time (“ERISA”) except for such noncompliance which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect; neither Borrower nor its Subsidiaries has violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower or such Subsidiary (each, a “Plan”); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower or any of its Material Subsidiaries; Borrower and its Subsidiaries have met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

SECTION 2.10.         OTHER OBLIGATIONS.  Neither Borrower nor any Material Subsidiary are in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, in each case the effect of which such default would have a material adverse effect on Borrower or such Material Subsidiary (taken as a whole).

SECTION 2.11.        ENVIRONMENTAL MATTERS.  Except as disclosed by Borrower to Bank in writing prior to the date hereof or for any such matters that would not have a material adverse effect on Borrower, Borrower and its Subsidiaries are in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower’s or such Subsidiaries’ operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time.  None of the operations of Borrower or its Subsidiaries is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment.  Neither Borrower nor any Subsidiary has any material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

SECTION 2.12.        REGULATORY COMPLIANCE.

(a)            Neither Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act.  Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors).  Borrower has not violated any laws, ordinances or rules, including the Federal Fair Labor Standards Act, the violation of which could reasonably be expected to have a material adverse effect.  Each of the Borrower and its Material Subsidiaries has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its businesses as currently conducted where the failure to have such authorizations could have a material adverse effect on Borrower or such Material Subsidiary (taken as a whole).

(b)            Borrower and its Subsidiaries are each in compliance with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001) and the USA PATRIOT Improvement and Reauthorization Act of 2005 (Pub. L. 109-177) (the “Patriot Act”).  No part of the proceeds of the Line of Credit or any other extension of credit from Bank from time to time, will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(c)            Neither Borrower nor any Subsidiary (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001), (ii) does engage in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner that violates Section 2, and (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

ARTICLE III.
CONDITIONS

SECTION 3.1.        CONDITIONS OF INITIAL EXTENSION OF CREDIT.  The obligation of Bank to extend any credit contemplated by this Agreement is subject to the fulfillment to Bank’s satisfaction of all of the following conditions:

(a)            Approval of Bank Counsel.  All legal matters incidental to the extension of credit by Bank shall be reasonably satisfactory to Bank’s counsel.

(b)            Documentation.  Bank shall have received, in form and substance reasonably satisfactory to Bank, each of the following, duly executed:
(i)            this Agreement, the Amended and Restated Security Agreement, and the Revolving Line of Credit Note or other instrument or document required hereby;

(ii)            a Multi-Currency Overdraft Facility between Creagh Medical Ltd. and Wells Fargo Bank, N.A., London Branch dated as of the date of this Agreement in form and substance satisfactory to Wells Fargo Bank, N.A., London Branch (the “Multi-Currency Overdraft Facility”);

(iii)            a Guaranty from Borrower with respect to the Multi-Currency Overdraft Facility;

(iv)            a Secretary Certificate and Certificate of Incumbency from each of Borrower, Surmodics IVD, Inc., SurModics MD, LLC, and NorMedix, Inc. attaching copies of the applicable organization documents of each such entity or certifying that such documents remain in full force and effect as of the Restatement Date with no changes, amendments, supplements or modifications since the date of prior delivery and certification to Bank;

(v)            Corporate resolutions of Borrower and Surmodics IVD, Inc., SurModics MD, LLC, and NorMedix, Inc. approving the transactions contemplated by this Agreement and the other Loan Documents;

(vi)            Corporate resolutions of Borrower approving the Guaranty (Multi-Currency Overdraft Facility);

(vii)            a Perfection Certificate from each of Borrower, Surmodics IVD, Inc., SurModics MD, LLC and NorMedix, Inc. (the “Perfection Certificate”), together with the duly executed original signatures thereto;

(viii)            an Amended and Restated Security Agreement and an Amended and Restated Guaranty from each of Surmodics IVD, Inc., SurModics MD, LLC, and NorMedix, Inc., together with resolutions of each such Subsidiary approving the transactions contemplated therein;

(ix)            to the extent not previously delivered to Bank, the original share or membership interest certificate(s) for each of Surmodics IVD, Inc., SurModics Luxembourg S.à.R.L., and SurModics MD, LLC, together with assignments separate from certificate;

(x)            legal opinions of counsel to Borrower and its Material Subsidiaries with respect to such matters as Bank may reasonably request; and

(xi)            such other documents as Bank may require under any other Section of this Agreement.

(i)            this Agreement, the Amended and Restated Security Agreement, and the Revolving Line of Credit Note or other instrument or document required hereby;

(ii)            a Multi-Currency Overdraft Facility between Creagh Medical Ltd. and Wells Fargo Bank, N.A., London Branch dated as of the date of this Agreement in form and substance satisfactory to Wells Fargo Bank, N.A., London Branch (the “Multi-Currency Overdraft Facility”);

(iii)            a Guaranty from Borrower with respect to the Multi-Currency Overdraft Facility;

(iv)            a Secretary Certificate and Certificate of Incumbency from each of Borrower, Surmodics IVD, Inc., SurModics MD, LLC, and NorMedix, Inc. attaching copies of the applicable organization documents of each such entity or certifying that such documents remain in full force and effect as of the Restatement Date with no changes, amendments, supplements or modifications since the date of prior delivery and certification to Bank;

(v)            Corporate resolutions of Borrower and Surmodics IVD, Inc., SurModics MD, LLC, and NorMedix, Inc. approving the transactions contemplated by this Agreement and the other Loan Documents;

(vi)            Corporate resolutions of Borrower approving the Guaranty (Multi-Currency Overdraft Facility);

(vii)            a Perfection Certificate from each of Borrower, Surmodics IVD, Inc., SurModics MD, LLC and NorMedix, Inc. (the “Perfection Certificate”), together with the duly executed original signatures thereto;

(viii)            an Amended and Restated Security Agreement and an Amended and Restated Guaranty from each of Surmodics IVD, Inc., SurModics MD, LLC, and NorMedix, Inc., together with resolutions of each such Subsidiary approving the transactions contemplated therein;

(ix)            to the extent not previously delivered to Bank, the original share or membership interest certificate(s) for each of Surmodics IVD, Inc., SurModics Luxembourg S.à.R.L., and SurModics MD, LLC, together with assignments separate from certificate;

(x)            legal opinions of counsel to Borrower and its Material Subsidiaries with respect to such matters as Bank may reasonably request; and

(xi)            such other documents as Bank may require under any other Section of this Agreement.

(c)            Insurance.  To the extent not previously delivered to Bank, Borrower shall have delivered to Bank evidence of insurance coverage on all Borrower’s property, in form, substance, amounts, covering risks and issued by companies reasonably satisfactory to Bank.

SECTION 3.2.        CONDITIONS OF EACH EXTENSION OF CREDIT.  The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank’s satisfaction of each of the following conditions:

(a)            Compliance.  The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and in all material respects (except that such materiality qualifier shall not be applicable to any representation and warranties that are already qualified or modified by materiality in the text thereof) on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date (except to the extent that such representations and warranties relate solely to such earlier date, in which case such representation and warranty shall continue to be true and correct as of such earlier date), and on each such date no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

(b)            Documentation.  Bank shall have received all additional documents which may be required in connection with such extension of credit.

(c)            Financial Condition.  There shall have been no material adverse change, as determined by Bank, in the financial condition or business of Borrower and its Material Subsidiaries (taken as a whole), nor any material decline, as determined by Bank, in the market value of any collateral required hereunder or a substantial or material portion of the assets of Borrower and its Material Subsidiaries.

SECTION 3.3.        POST-CLOSING CONDITIONS.

To the extent not delivered to Bank on or before the Restatement Date, Borrower shall deliver to Bank insurance policy endorsements listing Bank as lenders loss payee thereon with respect to hazard and property insurance and as an additional insured with respect to liability insurance, each in form and substance reasonably satisfactory to Bank.

ARTICLE IV
AFFIRMATIVE COVENANTS

Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent (other than inchoate indemnity obligations and obligations that have been cash collateralized pursuant to the terms of the Security Agreement), liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full or cash collateralization pursuant to the terms of the Security Agreement of all obligations of Borrower under the Loan Documents other than contingent indemnification obligations, Borrower shall and shall cause its Subsidiaries to, unless Bank otherwise consents in writing:

SECTION 4.1.        PUNCTUAL PAYMENTS.  Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein, and immediately upon demand by Bank, the amount by which the outstanding principal balance of any credit subject hereto at any time exceeds any limitation on borrowings applicable thereto.

SECTION 4.2.        ACCOUNTING RECORDS.  Maintain adequate books and records in accordance with generally accepted accounting principles consistently applied, and permit any representative of Bank, at any reasonable time and upon reasonable notice (unless an Event of Default has occurred and is continuing, in which case no notice shall be required) to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower and its Subsidiaries; provided however, that if no default or Event of Default exists, the costs of any such visits and inspections shall be borne by Bank.

SECTION 4.3.        FINANCIAL STATEMENTS.  Provide to Bank all of the following, in form and detail satisfactory to Bank:

(a)            not later than ninety (90) days after and as of the end of each fiscal year, CPA audited consolidated financial statements of Borrower and its Subsidiaries, prepared by Deloitte & Touche LLP or another CPA firm reasonably acceptable to Bank, (without a “going concern” or like qualification and without any qualification or exception as to the scope of such audit), with respect to the financial statements prepared by such CPA firm, which financial statements shall include a balance sheet, income statement, statement of cash flows, auditor’s report and all supporting schedules;

(b)            not later than forty five (45) days after and as of the end of each quarter, a consolidated financial statement of Borrower and its Subsidiaries, prepared by Borrower, to include a balance sheet, income statement and cash flow statement;

(c)            contemporaneously with each annual and quarterly financial statement of Borrower required hereby, a Compliance Certificate executed by the president, chief financial officer or controller of Borrower, including a certification that said financial statements are accurate and that such financial statements and any opinion of a CPA firm included therein were prepared in accordance with U.S. generally accepted accounting principles and that there exists no Event of Default nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default;

(d)            as soon as available after approval thereof by Borrower’s Board of Directors, but no later than sixty (60) days after the last day of each of Borrower’s fiscal years, Borrower’s financial projections for the then current fiscal year as approved by Borrower’s Board of Directors; and

(e)            from time to time such other information as Bank may reasonably request.

Documents required to be delivered pursuant to Section 4.3(a) and Section 4.3(b) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically to Bank, and if so delivered, shall be deemed to have been delivered to Bank on the date on which Borrower files such documents with the Securities and Exchange Commission.

SECTION 4.4.        COMPLIANCE.  Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply with the provisions of all documents pursuant to which Borrower and its Subsidiaries are organized and/or which govern Borrower’s or such Subsidiaries’ continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to Borrower or any such Subsidiary and/or respective business, except, in each case, where any such failure to do any of the foregoing could not reasonably be expected to have a material adverse effect on the financial condition or operations of Borrower or its Subsidiaries (taken as a whole).

SECTION 4.5.        INSURANCE.  Maintain and keep in force, for each business in which Borrower and its Material Subsidiaries are engaged, insurance of the types and in amounts customarily carried in similar lines of business, including but not limited to fire, extended coverage, public liability, flood, property damage and workers’ compensation, with all such insurance carried with companies and in amounts satisfactory to Bank, and deliver to Bank from time to time at Bank’s request schedules setting forth all insurance then in effect.

SECTION 4.6.         FACILITIES.  Keep all properties useful or necessary to Borrower’s and its Material Subsidiaries’ respective business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained except where the failure to do so could not reasonably be expected to have a material adverse effect on the financial condition or operations of Borrower or such Material Subsidiary (taken as a whole).

SECTION 4.7.        TAXES AND OTHER LIABILITIES.  Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except (a) such as Borrower or any of its respective Subsidiaries, as applicable, may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower or any such applicable Subsidiary has made provision, to Bank’s satisfaction, for eventual payment thereof in the event Borrower is obligated to make such payment.

SECTION 4.8.        LITIGATION.  Promptly give notice in writing to Bank of any litigation pending or threatened against Borrower or any Subsidiary with a claim in excess of One Million Dollars ($1,000,000) or which could reasonably be expected to have a material adverse effect on the financial condition or operations of Borrower or any Material Subsidiary (taken as a whole).

SECTION 4.9.        FINANCIAL CONDITION.  Maintain Borrower’s and its Subsidiaries’ consolidated financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein):

(a)            Total Leverage Ratio.  Total Funded Debt to EBITDA (“Total Leverage Ratio”) not greater than 3.00 to 1.00 as of each fiscal quarter end, determined on a rolling 4-quarter basis, with “Funded Debt” defined as the sum of all obligations for borrowed money (including subordinated debt) plus all capital lease obligations plus all accrued contingent consideration liabilities with respect to acquisitions constituting Permitted Acquisitions or acquisitions that were permitted under the Existing Credit Agreement and with “EBITDA” defined as net profit of Borrower and its Subsidiaries on a consolidated basis before tax plus (i) interest expense, (ii) depreciation expense, (iii) amortization expense, (iv) non-cash stock compensation expense, (v) impairment expense in connection with goodwill and other intangible asset investments, (vi) contingent liability accretion expense, (vii) non-cash gain/loss related to strategic investments, and (viii) in an amount not to exceed Five Million Dollars ($5,000,000) for each 4-quarter period determined on a rolling 4-quarter basis, cash and non-cash expenses related to discontinued operations and one-time cash and non-cash expenses.  To the extent that EBITDA is calculated for any fiscal period in which a person or business unit has been acquired by Borrower or a Subsidiary in any Permitted Acquisition for any portion of such period being tested, EBITDA shall include the “actual” EBITDA of such acquired person or business unit for the relevant time period prior to such person or business being acquired to the extent necessary to calculate EBITDA for such entire period.

(b)            EBITDA.  EBITDA of not less than Ten Million Dollars ($10,000,000) as of each fiscal quarter end, determined on a rolling 4-quarter basis.

(c)            Capital Expenditures.  Unfinanced Capital Expenditures during any one fiscal year on a non-cumulative basis of not greater than Ten Million Dollars ($10,000,000), with “Capital Expenditures” defined as, for any period, the sum of all amounts that would, in accordance with U.S. generally accepted accounting principles, be included as additions within investing activities to property, plant, and equipment on a consolidated statement of cash flows for Borrower and its Subsidiaries during such fiscal year period, in respect of (i) the acquisition, construction, improvement, replacement, or betterment of land, buildings, machinery, equipment, or of any other fixed assets or leaseholds, (ii) to the extent related to and not included in (i) above, materials and contract labor (excluding expenditures properly chargeable to repairs or maintenance in accordance with U.S. generally accepted accounting principles), and (iii) other capital expenditures and other uses recorded as capital expenditures or similar terms having substantially the same effect.  Notwithstanding the foregoing, any obligations under a lease (whether existing now or entered into in the future) that is not (or would not be) a capital lease under U.S. generally accepted accounting principles as in effect on the Restatement Date shall not be treated as a capital lease solely as a result of the changes in generally accepted accounting standards described in the Accounting Standards Update to Leases (Topic 842) issued by the Financial Accounting Standards Board in February 2016.  Notwithstanding the foregoing, in the event Borrower and its Subsidiaries do not expend the entire Capital Expenditure limitation in a given fiscal year, Borrower may carry forward the immediately succeeding fiscal year up to 50% of the unutilized portion; provided that for the avoidance of doubt any such amounts carried over can only be used in the immediately succeeding fiscal year, after which time such amounts shall cease to be carried over.  All Capital Expenditures shall be applied first to reduce the applicable Capital Expenditure limitation or the period during which such Capital Expenditures are made, and then to reduce the carry-forward from the previous year, if any.

SECTION 4.10.        NOTICE TO BANK.  Promptly (but in no event more than five (5) days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of:  (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of Borrower; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; (d) any termination or cancellation of any insurance policy which Borrower or any Material Subsidiary is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower’s or any Material Subsidiary’s property in excess of an aggregate of Five Hundred Thousand Dollars ($500,000); or (e) any determination by Deloitte & Touche LLP or any other CPA firm to Borrower performing a role as external auditor that it has concluded that Borrower has a material weakness in its internal controls over financial reporting as of the end of any fiscal period.

SECTION 4.11.        ACCOUNTS.  Maintain Borrower’s primary domestic US deposit and operating accounts with Bank or Bank’s affiliates (subject to control agreements reasonably acceptable to Bank in the case of any accounts with Bank’s affiliates).  For any domestic deposit, operating, investment or other account maintained by Borrower or any Subsidiary at any time at a financial institution outside of Bank or Bank’s affiliates, Borrower shall cause the applicable bank or financial institution at or with which such domestic account is maintained to execute a control agreement in favor of, and in form and substance reasonably satisfactory to, Bank.  In the case of any such domestic account acquired in a Permitted Acquisition, Borrower shall comply with the foregoing requirement within ninety (90) days of the closing of such Permitted Acquisition.

ARTICLE V.
NEGATIVE COVENANTS

Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent (other than inchoate indemnity obligations and obligations that have been cash collateralized pursuant to the terms of the Security Agreement), liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full or cash collateralization pursuant to the terms of the Security Agreement of all obligations of Borrower under the Loan Documents (other than contingent indemnification obligations), Borrower will not and will cause its Subsidiaries not to, without Bank’s prior written consent:

SECTION 5.1.        USE OF FUNDS.  Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof.

SECTION 5.2.        RESERVED.

SECTION 5.3.        OTHER INDEBTEDNESS.  Create, incur, assume or permit to exist any Indebtedness, except Permitted Indebtedness.

As used herein, “Indebtedness” shall be construed in its most comprehensive sense and shall include any and all advances, debts, obligations and liabilities of Borrower and its Subsidiaries, heretofore, now or hereafter made, incurred or created, whether voluntary or involuntary and however arising, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, including under any swap, derivative, foreign exchange, hedge, deposit, treasury management or other similar transaction or arrangement, and whether Borrower or such Subsidiary may be liable individually or jointly with others, or whether recovery upon such Indebtedness may be or hereafter becomes unenforceable but excluding any trade payables in the ordinary course of business or earn-outs or purchase price adjustments.

As used herein, “Permitted Indebtedness” shall mean:  (i) Indebtedness of Borrower or any Subsidiary in favor of Bank arising under this Agreement, the Revolving Line of Credit Note, the ISDA or other Loan Document, instrument or documents executed in connection therewith with Bank or Bank’s affiliates, including without limitation the Multi-Currency Overdraft Facility; (ii) Indebtedness existing as of the Restatement Date and disclosed to Bank in writing on or prior to such date; (iii) Indebtedness secured by a Lien described in clause (vi) of the definition of Permitted Liens below, provided (A) such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness, (B) such Indebtedness does not exceed Five Million Dollars ($5,000,000) in the aggregate at any given time; (iv) any Indebtedness incurred by Borrower, including Indebtedness that is in favor of any Subsidiary that is either (A) unsecured Indebtedness or (B) Indebtedness subordinated to the Indebtedness owing by Borrower to Bank (and identified as being such by Bank), provided that in the case of (A), such Indebtedness is not in excess of Five Million Dollars ($5,000,000) at any time outstanding and in the case of (B) such Indebtedness is on terms and in form and substance satisfactory to Bank; (v) Indebtedness incurred for the acquisition of supplies or inventory on normal trade credit; (vi) unsecured Indebtedness consisting of swaps, derivatives, or foreign exchanges in connection with hedge transactions (defined as the net obligations under any such arrangement) with a financial institution other than Bank or Bank’s affiliates or any deposit or treasury management obligations with a financial institution outside of Bank or Bank’s affiliates so long as in each case, such Indebtedness does not exceed Two Million Dollars ($2,000,000) in the aggregate at any given time, (vii) purchase money Indebtedness secured by a Lien described in clause (vii) of the definition of Permitted Liens below in an amount not to exceed Two Million Dollars ($2,000,000) in the aggregate at any time outstanding, provided that the incurrence of such Indebtedness would not cause Borrower to be in default under Section 4.9(a), (viii) extensions, refinancings, modifications, amendments and restatements of any item of Permitted Indebtedness described in (i) through (vii) above; and (x) any other Indebtedness permitted in writing by Bank.

SECTION 5.4.        MERGER, CONSOLIDATION, TRANSFER OF ASSETS.  Merge into or consolidate with any other entity (provided, however, that any Subsidiary may be merged or consolidated with Borrower or any Material Subsidiary if the Borrower or such Material Subsidiary is the surviving corporation); make any substantial change in the nature of Borrower’s and its Material Subsidiaries’ respective and consolidated business as conducted as of the date hereof; acquire all or substantially all of the assets of any other entity; nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower’s or its Material Subsidiaries’ assets except (a) in the ordinary course of its business (including the sale or assignment of any Intellectual Property in the ordinary course of its business), (b) worn-out or depleted equipment, (c) in connection with Permitted Licenses, and (d) any other property of Borrower or its Material Subsidiaries provided that the amount of such sales, leases, transfers and dispositions (together with the value of any investments in Foreign Subsidiaries permitted under Section 5.6(d)) do not exceed, in the aggregate, fifteen percent (15%) of the total assets of Borrower and its Subsidiaries on a consolidated basis in any fiscal year.  Notwithstanding the foregoing, Borrower may merge into or consolidate with any other entity or acquire all or substantially all of the assets of any other entity (each, a “Permitted Acquisition”), provided that such entity is in a similar line of business as Borrower or any business substantially related thereto and the consideration paid by Borrower is either stock or cash in an amount less than Fifty Million Dollars ($50,000,000) when combined with the consideration paid for all other Permitted Acquisitions entered into after the Restatement Date.

As used herein, “Permitted Licenses” shall mean (a) licenses of over-the-counter software that is commercially available to the public, and (b) non-exclusive and exclusive licenses for the use of the Intellectual Property of Borrower or any of its Subsidiaries entered into in the ordinary course of business, provided, that, with respect to each such license described in clause (b), (i) such licenses could not reasonably be expected to have a material adverse effect on the financial condition or operations of Borrower; and (ii) all upfront payments, royalties, milestone payments or other proceeds arising from the licensing agreement that are payable to Borrower or any of its Subsidiaries are paid to a deposit account that is governed by an account control agreement or an account pursuant to which Bank has control.

SECTION 5.5.        GUARANTIES.  Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower or any Subsidiary as security for, any liabilities or obligations of any person or entity, other than Bank or any guarantees or pledges of obligations of Guarantors for obligations that would constitute Permitted Indebtedness or Permitted Liens if such obligations were incurred by Borrower or a Subsidiary .

SECTION 5.6.        LOANS, ADVANCES, INVESTMENTS.  Make any loans or advances to or investments in any person or entity, except any of the foregoing (a) existing as of, and disclosed to Bank prior to, the date hereof, (b) advances to employees for business-related travel expenses incurred in the ordinary course of business not to exceed Fifty Thousand Dollars ($50,000) at any time outstanding, (c) investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business, (d) investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business; provided however, that the aggregate amount of all such loans for extensions of credit in the nature of accounts receivable or investments in any Foreign Subsidiary, together with all sales, leases, transfers and dispositions permitted under Section 5.4(d), does not exceed, in the aggregate for all such transfers, investments and other similar transactions, an amount greater than fifteen percent (15%) of the value of the total assets of Borrower and its Subsidiaries on a consolidated basis in any fiscal year, (e) loans, advances or investments to or in any Subsidiary of Borrower to pay for operating expenses of such Subsidiary in the ordinary course of business, (f) investments consisting of cash and cash equivalents (including deposit accounts) and marketable securities (including debt securities) so long as consistent with Borrower’s board of directors approved investment policy, (g) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower, (h) guaranties permitted by Section 5.5, (i) investments and joint ventures or strategic alliances in the ordinary course of Borrower’s business in an amount not to exceed Five Million Dollars ($5,000,000), (j) investments made in Permitted Acquisitions subject to the aggregate consideration limits in Section 5.4, and (k) investments in the form of stock repurchases, dividends, distributions and redemptions made pursuant to the terms of Section 5.7 hereof.

SECTION 5.7.        DIVIDENDS, DISTRIBUTIONS.  Borrower shall be permitted to declare and pay any dividends and distributions and redeem, retire or repurchase or otherwise acquire any shares of any of Borrower’s stock approved by its Board of Directors so long as no default or Event of Default has occurred and is continuing and so long as no default or Event of Default could reasonably be expected to occur as a result thereof; provided, that if at any time Borrower’s Total Leverage Ratio exceeds 1.50 to 1.00, the amount of all such dividends, distributions, redemptions, repurchases or other acquisitions of shares permitted hereunder, including any such dividends, distributions redemptions, repurchases or other acquisitions of shares made after the Restatement Date but prior to such date that Borrower’s Total Leverage Ratio exceeds 1.50 to 1.00, shall not exceed $30,000,000 in the aggregate until such time as Borrower’s Total Leverage Ratio is less than 1.50 to 1.00.

SECTION 5.8.        PLEDGE OF ASSETS.  Mortgage, pledge, grant or permit to exist a security interest in, or Lien upon, all or any portion of Borrower’s assets (including Intellectual Property) now owned or hereafter acquired, except for Permitted Liens.

As used herein, “Lien” shall mean, with respect to any property, any security interest, mortgage, pledge, lien, claim, charge or other encumbrance in, of, or on such property or the income therefrom, including, without limitation, the interest of a vendor or lessor under a conditional sale agreement, capital lease or other title retention agreement, or any agreement to provide any of the foregoing, and the filing of any financing statement or similar instrument under the Uniform Commercial Code or comparable law of any jurisdiction.

As used herein, “Permitted Liens” shall mean and include:  (i) Liens in favor of Bank; (ii) Liens existing as of the Restatement Date and disclosed to Bank in writing on or prior to such date; (iii) other Liens subordinated to the Liens in favor of Bank through subordination agreements in form and substance satisfactory to Bank; (iv) Liens of carriers, warehousemen, mechanics, materialmen, vendors, and landlords incurred in the ordinary course of business for sums not overdue or being contested in good faith, provided provision is made to the reasonable satisfaction of Bank for the eventual payment thereof if subsequently found payable; (v) leases or subleases and non-exclusive licenses or sublicenses granted in the ordinary course of Borrower’s business; (vi) Liens upon or in any equipment which was acquired or held by Borrower to secure the purchase price of such equipment (and any accessions, attachments, replacements or improvements thereon) or Indebtedness incurred solely for the purpose of financing the acquisition of such equipment (and any accessions, attachments, replacements or improvements thereon); (vii) Liens existing on any equipment (and any accessions, attachments, replacements or improvements thereon) at the time of its acquisition (including in connection with a Permitted Acquisition), provided that the Lien is confined solely to the property so acquired and any accessions, attachments, replacements or improvements thereon, and the proceeds of such equipment (and any accessions, attachments, replacements or improvements thereon); (viii) provided that Borrower complies with Section 4.11 hereof, bankers’ Liens, rights of setoff and similar Liens incurred on deposits or securities accounts made in the ordinary course of business to the extent Bank has a security interest in such accounts; (ix) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default; (x) Liens for taxes, in circumstances not constituting an Event of Default, and not at the time delinquent or thereafter payable without penalty or being contested in good faith, provided provision is made to the reasonable satisfaction of Bank for the eventual payment thereof if subsequently found payable; (xi) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods; (xii) Liens arising from precautionary UCC filings regarding true operating leases; (xiii) Liens securing subordinated debt permitted by clause (iv) of the definition of “Permitted Indebtedness”; (xiv) in the case of any of Borrower’s or of any Material Subsidiaries’ property, covenants, restrictions, rights and easements and minor irregularities in title which do not materially interfere with its business or operations as presently conducted; and (xx) any other Liens permitted in writing by Bank.

SECTION 5.9.        AGREEMENTS NOT TO ENCUMBER.  Agree with any person other than Bank not to grant or allow to exist a Lien upon any of its property, including real property and Intellectual Property (as defined below), or covenant to any other person that Borrower or any Subsidiary in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of Borrower’s or such Subsidiary’s property, including real property and Intellectual Property.

As used herein, “Intellectual Property” shall mean any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, know-how, trade secret rights, rights to unpatented inventions, or any claims for damages by way of any past, present and future infringement of any of the foregoing.

ARTICLE VI.
EVENTS OF DEFAULT

SECTION 6.1.        The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:

(a)            Borrower shall fail to pay when due any principal, interest, fees or other amounts payable under any of the Loan Documents, including but not limited to, the ISDA or any other note, contract, instrument or document between Borrower and Bank.

(b)            Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

(c)            Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those specifically described as an “Event of Default” in this Section 6.1 and Section 3.3), and with respect to any such default that by its nature can be cured, such default shall continue for a period of thirty (30) days from its occurrence.

(d)            Any default in the payment or performance of (i) the Multi-Currency Overdraft Facility or (ii) any other obligation, or any defined event of default, under the terms of any contract, instrument or document (other than any of the Loan Documents) pursuant to which Borrower, any Material Subsidiary or any other guarantor hereunder (referred to herein as a “Third Party Obligor”) has incurred any debt or other liability to any person or entity having an outstanding principal amount in excess of One Million Dollars ($1,000,000).

(e)            Borrower or any Third Party Obligor shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or any Third Party Obligor shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time (“Bankruptcy Code”), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or Borrower or any Third Party Obligor shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower or any Third Party Obligor shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower or any Third Party Obligor by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

(f)            The filing of a notice of judgment lien against Borrower or any Third Party Obligor in an amount in excess, either individually or in the aggregate for all such filings, of One Million Dollars ($1,000,000); or the recording of any abstract of judgment against Borrower or any Third Party Obligor in an amount in excess, either individually or in the aggregate for all such filings, of One Million Dollars ($1,000,000) in any county in which Borrower or such Third Party Obligor has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower or any Third Party Obligor to the extent that such lien or process is not released, vacated or fully bonded within thirty (30) days after its issuance or levy; or the entry of a judgment against Borrower or any Third Party Obligor in excess of One Million Dollars ($1,000,000) (to the extent not fully covered by insurance as to which the insurance company has acknowledged coverage); or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or any Third Party Obligor and continues undismissed or unstayed for thirty (30) days, or an order for relief is entered in any such proceedings.

(g)            The dissolution or liquidation of Borrower or any Third Party Obligor; or Borrower or any such Third Party Obligor, or any of its directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of Borrower or such Third Party Obligor (other than any transaction with Borrower permitted by Section 5.4 or any dissolution or liquidation pursuant to which the assets of any Third Party Obligor are entirely contributed to Borrower).

(h)            Any change in control of Borrower, with “change in control” defined as any event or series of events whereby any person or “group” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934) directly or indirectly of more than thirty-five percent (35%) or more of the common stock of Borrower.

SECTION 6.2.        REMEDIES.  Upon the occurrence and during the continuance of any Event of Default:  (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank’s option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law.  All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence and during the continuance of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

ARTICLE VII.
MISCELLANEOUS

SECTION 7.1.        NO WAIVER.  No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy.  Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

SECTION 7.2.        NOTICES.  All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

BORROWER:	SURMODICS, INC. 9924 West 74th Street Eden Prairie, MN 55344 Attn: Andrew D.C. LaFrence

With a copy to:

SURMODICS, INC.
9924 West 74th Street
Eden Prairie, MN 55344
 Attn:  Bryan Phillips

BANK:	WELLS FARGO BANK, NATIONAL ASSOCIATION 400 Hamilton Avenue, Suite 210 Palo Alto, CA 94301 Attn: Loan Team Manager

or to such other address as any party may designate by written notice to all other parties.  Each such notice, request and demand shall be deemed given or made as follows:  (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

SECTION 7.3.        COSTS, EXPENSES AND ATTORNEYS’ FEES.  Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of Bank’s in-house counsel), expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents up to the Restatement Date, Bank’s continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank’s rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (c) subject to Section 7.11(g) hereof, the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.

SECTION 7.4.        SUCCESSORS, ASSIGNMENT.  This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interests or rights hereunder without Bank’s prior written consent.  Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank’s rights and benefits under each of the Loan Documents with the consent of Borrower prior to the occurrence of an Event of Default, which consent shall not be unreasonably withheld, provided no such consent of Borrower shall be required in connection with the acquisition of the loan portfolio of which this loan is a part or the acquisition of one or more divisions of Bank.  In connection therewith, subject to the confidentiality provisions of Section 7.12 below, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, or any Collateral required hereunder.

SECTION 7.5.        ENTIRE AGREEMENT; AMENDMENT.  This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof.  This Agreement may be amended or modified only in writing signed by each party hereto.

SECTION 7.6.        NO THIRD PARTY BENEFICIARIES.  This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

SECTION 7.7.        TIME.  Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

SECTION 7.8.        SEVERABILITY OF PROVISIONS.  If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

SECTION 7.9.        COUNTERPARTS.  This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

SECTION 7.10.       GOVERNING LAW.  This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.

SECTION 7.11.       ARBITRATION.

(a)            Arbitration.  The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

(b)            Governing Rules.  Any arbitration proceeding will (i) proceed in a location in Minnesota selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least One Million Dollars ($1,000,000) exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”).  If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control.  Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute.  Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c)            No Waiver of Provisional Remedies, Self-Help and Foreclosure.  The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding.  This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d)            Arbitrator Qualifications and Powers.  Any arbitration proceeding in which the amount in controversy is Five Million Dollars ($5,000,000) or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than Five Million Dollars ($5,000,000).  Any dispute in which the amount in controversy exceeds Five Million Dollars ($5,000,000) shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations.  The arbitrator will be a neutral attorney licensed in the State of Minnesota or a neutral retired judge of the state or federal judiciary of Minnesota, in either case with a minimum of ten years’ experience in the substantive law applicable to the subject matter of the dispute to be arbitrated.  The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim.  In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre- hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication.  The arbitrator shall resolve all disputes in accordance with the substantive law of Minnesota and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award.  The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the Minnesota Rules of Civil Procedure or other applicable law.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.  The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e)            Discovery.  In any arbitration proceeding, discovery will be permitted in accordance with the Rules.  All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than twenty (20) days before the hearing date.  Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

(f)            Class Proceedings and Consolidations.  No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(g)            Payment Of Arbitration Costs And Fees.  The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h)            Reserved.

(i)            Miscellaneous.  To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation.  If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control.This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

(j)            Small Claims Court.  Notwithstanding anything herein to the contrary, each party retains the right to pursue in Small Claims Court any dispute within that court’s jurisdiction.  Further, this arbitration provision shall apply only to disputes in which either party seeks to recover an amount of money (excluding attorneys’ fees and costs) that exceeds the jurisdictional limit of the Small Claims Court.

SECTION 7.12.        CONFIDENTIALITY.  Bank agrees to keep confidential in accordance with Bank’s customary practices (and in any event in compliance with applicable law regarding material non-public information) all non-public information provided to it by Borrower pursuant to or in connection with this Agreement, provided that nothing herein shall prevent Bank from disclosing any such information (a) to its affiliates, (b) subject to an agreement to comply with the provisions of this Section 7.12 or substantially equivalent provisions, to any actual or prospective assignee or transferee, (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates (as long as such attorneys, accountants and other professional advisors are subject to confidentiality requirements substantially equivalent to this Section 7.12), (d) upon the request or demand of any governmental authority, (e) in response to any order of any court or other governmental authority or as may otherwise be required pursuant to any requirement of law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, or (h) in connection with the exercise of any remedy hereunder or under any other Loan Document, provided that, in the case of clauses (d), (e) and (f) of this Section 7.12, with the exception of disclosure to bank regulatory authorities, Bank (to the extent legally permissible) shall endeavor to give prompt prior notice to Borrower so that it may seek a protective order or other appropriate remedy.

SECTION 7.13.         EFFECT OF EXISTING CREDIT AGREEMENT.  This Agreement amends and restates the Existing Credit Agreement in its entirety, provided that obligations of Borrower incurred under the Existing Credit Agreement, excluding the commitments of Bank thereunder, which shall terminate as of the Restatement Date, shall continue under this Agreement, and shall not in any circumstances be terminated, extinguished or discharged hereby (except pursuant to the terms of this Agreement) or thereby but shall hereafter be governed by the terms of this Agreement, and this Agreement shall not constitute a substitution or novation of such obligations of Borrower or any of the other rights, duties and obligations of the parties hereunder.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

SURMODICS, INC.

By:	/s/ Andrew D.C. LaFrence
Name:	Andrew D.C. LaFrence
Title:	Vice President of Finance and Information Systems and Chief Financial Officer

[Signature Page to Amended and Restated Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Dianne Wegscheid
Name:	Dianne Wegscheid
Title:	Senior Vice President

[Signature Page to Amended and Restated Credit Agreement]

Schedule 1.1

Lender	Outstanding Revolving Loan Principal	Outstanding Revolving Loan Interest	Outstanding Revolving Loan Fees
Wells Fargo Bank, National Association	$0.00	$0.00	$3,555.55

EXHIBIT A

FORM OF

NOTICE OF U.S. BORROWING

Date:  ____________________________

To:  Wells Fargo Bank, National Association as lender under the Amended and Restated Credit Agreement dated as of November 2, 2016 (as amended or otherwise modified from time to time, the “Credit Agreement”; terms defined therein being used herein as so defined) with Surmodics, Inc., as borrower (the “Company”)

Ladies and Gentlemen:

The Company hereby gives you irrevocable notice, pursuant to Section 1.1(b) of the Credit Agreement, of the request for an advance under the Line of Credit (a “Borrowing”) as specified below.

1.	The Business Day of such Borrowing is _____________, _____ (the “Borrowing Date”).
a.
2.	Such Borrowing is to be comprised of [Base Rate] [LIBOR rate] Revolving Loans.
3.	The currency and the aggregate principal amount of such Borrowing are: ________________.
4.	[The length of the applicable Fixed Rate Term shall be _____________ months.]

[The Company hereby requests:

1.	Continuation of LIBOR rate Revolving Loans:

a.	Amount of existing LIBOR rate Revolving Loan	$_______________

b.	Amount of increase or decrease, if applicable	$_______________

c.	Amount to remain as LIBOR rate Revolving Loan	$_______________

d.	Expiration date of existing Fixed Rate Term	________________

e.	New Fixed Rate Term requested	________________

2.	Conversion of Base Rate Revolving Loans to LIBOR rate Revolving Loans:

a.	Amount	$________________

b.	Fixed Rater Term requested	$________________

c.	Requested date of conversion	$________________

3.	Conversion of LIBOR rate Revolving Loans to Base Rate Revolving Loans:

a.	Amount	$________________

b.	Requested date of conversion	$________________]

The Company certifies that the following statements are true on the date hereof, and will be true on the date of such Borrowing, before and after giving effect thereto and to the application of the proceeds therefrom:

(a)
the representations and warranties contained in Article II of the Credit Agreement are true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by “materiality”, “material adverse effect” or similar qualifier, in which case, it is true and correct in all respects) as though made on and as of such Borrowing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case they are true and correct as of such earlier date);

(b)	no default or Event of Default has occurred and is continuing or will result from such Borrowing; and

(c)
such Borrowing will not cause the total outstanding borrowings under the Line of Credit or the Dollar Equivalent thereof to exceed the maximum amount permitted under Section 1.1 of the Credit Agreement.

[signature page follows]

SURMODICS, INC.

By:
Name:
Title: